EXHIBIT 10.2

EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

WHEREAS,        (the “Grantee”) is an employee of Exide Technologies, a Delaware corporation (the “Company”), or a Subsidiary; and

WHEREAS, the execution of a Restricted Stock Award Agreement (the “Agreement”) substantially in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) duly adopted on March 25, 2010; and

NOW, THEREFORE, pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”), the Company, as of        (the “Date of Grant”), hereby grants to the Grantee        shares of Restricted Stock (as defined in the Plan) (the “Restricted Shares”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.

1.	Issuance of Restricted Shares. The Restricted Shares covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. The shares of Common Stock subject to this grant of Restricted Shares shall be registered in the Grantee’s name and shall be fully paid and nonassessable. Any certificate or other evidence of ownership shall bear an appropriate legend referring to the restrictions hereinafter set forth.

2.	Documents Delivered with Agreement. The Company has delivered to the Grantee, along with a copy of this Agreement, the following documents: (a) a copy of the Plan and its related Prospectus; and (b) a copy of the Company’s most recent integrated Annual Report to Shareholders and Form 10-K (the “Annual Report”). By executing this Agreement, the Grantee acknowledges receipt of these documents.

3.	Restrictions on Transfer of Shares. The shares of Common Stock subject to this grant of Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, unless the Restricted Shares are nonforfeitable as provided in Section 4 hereof; provided, however, that the Grantee’s rights with respect to such shares of Common Stock may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such shares of Common Stock. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the shares of Common Stock subject to this grant of Restricted Shares.

4.	Vesting of Restricted Shares. Subject to Section 7 of the Agreement, one-third of the Restricted Shares covered by this Agreement shall become nonforfeitable on each of the first three anniversaries of the Date of Grant (each, a “Vesting Date”), if the Grantee remains in the Continuous Service of the Company or a Subsidiary through each such Vesting Date.

5.	Forfeiture of Shares. Notwithstanding any other provision of this Agreement or the Plan to the contrary, any unvested Restricted Shares shall be forfeited if the Grantee’s Continuous Service with the Company or a Subsidiary is terminated prior to a Vesting Date. In the event of a forfeiture, the certificate(s) representing the Restricted Shares covered by this Agreement shall be cancelled.

6.	Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares covered by this Agreement, including the right to vote such Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, issuance of rights or warrants, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

7.	Change in Control. In the event a Change in Control occurs and the Grantee’s Continuous Service with the Company or a Subsidiary is (a) terminated by the Company or the Subsidiary for any reason other than Cause or (b) terminated by the Grantee for Good Reason (as defined below) in connection with such Change in Control or within 12 months following the consummation of such Change in Control, any Restricted Shares that remain unvested at the time of such termination shall become fully vested. For purposes of this Agreement, the term “Good Reason” shall mean (i) a material diminution in the Grantee’s authority, duties or responsibilities, (ii) a relocation of the office at which the Grantee provides services to the Company or a Subsidiary to a location more than fifty (50) miles from its current location; or (iii) any material breach of an employment agreement, if any, that is in effect at any time between the Grantee and the Company.

8.	Retention of Stock Certificate(s) by the Company. Certificates representing the shares of Common Stock subject to this grant of Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 4.

9.	Section 83(b) Election Notice. If the Grantee is a U.S. citizen and makes an election under Section 83(b) of the Code with respect to the Grantee’s Restricted Shares (a “Section 83(b) Election”), the Grantee agrees to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. A sample form of Section 83(b) Election is attached hereto as Exhibit A.

10.	Taxes and Withholding. To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the issuance or vesting of the Restricted Shares (including in the event that the Grantee makes an election under Section 83(b) of the Code with respect to the Restricted Shares), and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. Unless otherwise determined by the Committee, the Grantee may elect to satisfy all or any part of any such withholding obligation by (a) paying cash, (b) surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to the Grantee or that become nontransferable by the Grantee hereunder, and the shares of Common Stock so surrendered by you shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the date of such surrender, or (c) a combination of such methods.

11.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

12.	Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of (a) the transfer of his or her employment among the Company and its Subsidiaries or (b) a leave of absence approved by the Board or the Committee.

13.	Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement or the Plan shall be determined by the Committee, in its sole discretion, and its determination shall be final and binding on the Grantee and the Company.

14.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

15.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

16.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

BY THE GRANTEE’S SIGNATURE BELOW, along with the signature of the Company’s representative, the Grantee and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Agreement and the Plan.

EXIDE TECHNOLOGIES

By:

[A duly authorized Director or Officer]

Address:	13000 Deerfield Parkway

Building 200

Alpharetta, GA 30004

The undersigned hereby accepts the terms of this Agreement and the Plan.

Address:

Exhibit A

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN

________________________________________________________
Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)
_________________________________________________________

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:	—
Address:	—

S.S.N.

•	r T.I.N.:

2.	Description of the property with respect to which I am making this election:

       shares of Common Stock of Exide Technologies.

3.	The Restricted Shares were transferred to me on , 20 . This election relates to the 20 calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they is are earned in accordance with Section 6 of the Exide Technologies 2009 Stock Incentive Plan (“Plan”) and the Restricted Stock Award Agreement (“Agreement”). The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Agreement and the Plan.

5. Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $    per share.

6. Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares was $    per share.

7. Furnishing statement to employer:

A copy of this statement has been furnished to my employer,       . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8. Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Agreement or the Plan.

Dated:              , 20      .

Taxpayer